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                           Offer to Purchase for Cash

                     All Outstanding Shares of Common Stock
                                       of

                                 LIQUENT, INC.
                                       at
                              $2.27 NET PER SHARE
                                       by
                            FLUID ACQUISITION CORP.
                          a wholly owned subsidiary of
                           INFORMATION HOLDINGS INC.
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     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
   CITY TIME, ON WEDNESDAY, DECEMBER 19, 2001, UNLESS THE OFFER IS EXTENDED.
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                                                               November 21, 2001

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

    We have been appointed by Fluid Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Information Holdings Inc., a Delaware corporation ("Parent"), to act as Information Agent in connection with Purchaser's offer to purchase all of the outstanding shares of Common Stock, par value $.001 per share (the "Shares"), of Liquent, Inc., a Delaware corporation (the "Company"), at a purchase price of $2.27 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 21, 2001 (the "Offer to Purchase") and in the related Letter of Transmittal (which, as amended or supplemented from time to time, collectively constitute the "Offer") enclosed herewith.

    Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

    The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the expiration of the Offer, that number of Shares which, together with any Shares then beneficially owned by Parent represents more than a majority of the issued and outstanding Shares on a fully diluted basis. The Offer is also subject to the other conditions set forth in the Offer to Purchase.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT (AS DEFINED BELOW) AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER (AS DEFINED BELOW), AND DETERMINED THAT THE MERGER AGREEMENT, THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    The Offer is being made pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of November 13, 2001, by and among the Company, Parent and Purchaser, pursuant to which, after completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company and the Company will be the surviving corporation (the
"Merger") and each issued and outstanding Share (other than Shares held in the treasury of the Company or owned by Parent or any direct or indirect wholly owned subsidiary of Parent or the Company or held by stockholders who properly exercise dissenters' rights, if any) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and
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represent the right to receive the price per Share paid by Purchaser pursuant to the Offer, without interest.

    Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

        1.  The Offer to Purchase dated November 21, 2001;

        2. Letter of Transmittal to be used by stockholders of the Company in accepting the Offer and tendering Shares;

        3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents are not immediately available or cannot be delivered to EquiServe Trust Company, NA (the "Depositary") by the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book transfer cannot be completed by the Expiration Date;

        4. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9;

        5. Letter to stockholders of the Company from R. Richard Dool, President and Chief Executive Officer of the Company, accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission;

        6. A printed form of a letter that may be sent to your clients for whose account you hold Shares in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

        7.  Return envelope addressed to the Depositary.

    YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, DECEMBER 19, 2001, UNLESS THE OFFER IS EXTENDED.

    In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents should be sent to the Depositary and either share certificates representing the tendered Shares should be delivered to the Depositary, or Shares should be tendered by book-entry transfer into the Depositary's account maintained at the Book Entry Transfer Facility (as described in the Offer to Purchase), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

    If holders of Shares wish to tender, but it is impracticable for them to forward their Share Certificates or other required documents on or prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

    Purchaser will not pay any commissions or fees to any broker, dealer or other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

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    Any inquiries you may have with respect to the Offer may be addressed to the undersigned at the address and telephone numbers set forth on the back cover page of the Offer to Purchase. Additional copies of enclosed materials may be obtained from the Information Agent and will be furnished at Purchaser's expense.

                                          Very truly yours,

                                          MacKenzie Partners, Inc.

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    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR
ANY PERSON THE AGENT OF PURCHASER, PARENT, THE COMPANY, ANY AFFILIATE OF THE COMPANY, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.
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